EXHIBIT 99.1

SUBSCRIPTION AGREEMENT
AND RESIDENCY DECLARATION

INTERACTIVE MULTI-MEDIA AUCTION CORPORATION
(the “COMPANY”)

Re: Subscription Agreement for Common Shares

Gentlemen:

I, ____________hereby subscribe for and agree to purchase __________shares of the Company (the “Shares”) at a price of $_______ per share, to be recorded in my Company name at the address set out below. A certified cheque, bank draft wire transfer, or cash in the amount of $__________ payable to the Company for the Shares is attached.

This investment is based upon the following terms:

1. Warranties. In connection with my subscription, I represent and warrant that:

(a)	I am either:

(i)	a natural person over the age of 21 years; or

(ii)	a corporation, duly incorporated;

(b)	I have had an opportunity to ask questions of the principals or representatives of the Company;

(c)
I, individually or together with others on whom I rely, have such knowledge and experience in financial and business affairs that I have the capability of evaluating the merits and risks of my investment as contemplated herein;

(d)	I am financially responsible and able to meet my obligations hereunder and acknowledge that this investment is by its nature speculative; and

(e)	The Company has made all disclosure and documents pertaining to this investment available to me and, where requested, to my attorney, accountant and investment adviser.

2. Suitability. I represent that:

(a)	I either:

(i)	have such knowledge and experience in financial business matters that I am capable of evaluating the merits and risks of my investment herein and as contemplated hereafter or,

(ii)
together with the purchaser representative, if any, named below, have such knowledge and experience in financial and business matters that I am capable of evaluating the merits and risks of my investment herein and as contemplated hereafter;

(b)	I relied on my own legal counsel or elected not to rely on my counsel despite The Company’s recommendation that I rely on my own legal counsel;

(c)	I am able to bear the economic risk of such investment; and

(d)	I understand that my investment in the Company is speculative and involves a high degree of risk of loss by me of my entire investment in the Company.

3. Residency Declaration. I represent and warrant that I am a resident of the jurisdiction indicated below insofar as I occupy a dwelling or, if I am a corporation, my principal office is located within the jurisdiction and intend to remain within the jurisdiction for an indefinite period of time.

4. No Registration. I understand that this offering is not registered but is being sold pursuant to an exemption from registration and regulations under the Securities Act of 1933, as amended, under Sections 3(b), 4(2) and/or 4(6) (as applicable) and pursuant to the analogous State statutes.

5. Accredited Investor. I confirm that I am an “accredited investor” as defined under rule 501 of regulation D promulgated under the Securities Act, as checked below:

(a)
Any bank as defined in section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; any small business investment company licensed by the U. S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000.00 (US); any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000.00 (US) or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

    ☐ Yes No☐

(b)	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940; ☐ Yes ☐ No

(c)
Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000.00 (US);

    ☐ Yes ☐ No

(d)
Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

    ☐ Yes ☐ No

(e)	Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his or her purchase exceeds $1,000,000.00 (US); ☐ Yes ☐ No

For purposes of category (e), the term “net worth” means the excess of total assets over total liabilities. In computing net worth for the purposes of category (e) above, my principal residence must be valued either at (A) cost, including the cost of improvements, net of current encumbrances upon the property or (B) the appraised value of the property as determined upon a written appraisal used by an institutional lender making a loan to the individual secured by the property, including the cost of subsequent improvements, net of current encumbrances upon the property.

(f)
Any natural person who had an individual income in excess of $200,000.00 (US) in each of the two most recent years or joint income with that person’s spouse in excess of $300,000.00 (US) in each of those years and has a reasonable expectation of reaching the same income level in the current year;

    ☐ Yes ☐ No

In determining income, I should add to my adjusted gross income any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or Keogh retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.

(g)
Any trust, with total assets in excess of $5,000,000.00 (US), not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in section 230.506(b)(2)(ii) of Regulation D; and

    ☐ Yes ☐ No

(h)	Any entity in which all of the equity owners are accredited investors. ☐ Yes ☐ No

6. Non-Accredited Investor.

(a)	My present net worth (exclusive of home, furnishings, and automobiles) exceeds five times my contemplated investment in the Company. ☐ Yes ☐ No

(b)	During the previous tax year I had an annual taxable income in excess of $____ ___________ (US).

(c)	During the present tax year I anticipate an annual taxable income in excess of $___ _________ (US).

(d)
I will be the beneficial owner of the Shares and am purchasing as principal for my own account, not as a nominee or agent, and no other person, corporation, firm or other organization will have a beneficial interest in the Shares;

(e)	the offer of the Shares was not accompanied by an advertisement or other form of promotion;

(f)	I have the following relationship to the Company (circle appropriate provision):

(i)	member of the direct family of a promoter, director or senior officer of the Company;

(ii)	member of the direct family of a promoter, director or senior officer of an affiliate of the Company;

(iii)	close personal friend of a promoter, director or senior officer of the Company;

(iv)	close business associate of a promoter, director or senior officer of the Company;

(g)	I further acknowledge that as a result of the Shares being distributed under exemptions from the registration and prospectus requirements of the Act:

(i)	I am restricted from using most of the civil remedies available under the Act and the Securities Act Rules (the “Rules”);

(ii)	I may not receive information that would otherwise be required to be provided to him under the Act and the Rules; and

(iii)	The Company is relieved from certain obligations that would otherwise apply under the Act and the Rules;

(h)
I hereby irrevocably appoint the President of the Company as my attorney in fact with respect to all matters in relation to the subscription for the Shares and authorize the President in his sole discretion to sign as my attorney in fact

8. Regulatory Determination. No federal, provincial or state agency has made any determination as to the fairness of the offering for investment purposes, or any recommendations or endorsement of this investment.

9. The Investor agrees that until any restrictions on trading under applicable securities legislation have expired, the shares may only be transferred with the prior written approval of the Board of Directors of the Company.

10. Regulation S Compliance Affidavit. I have read and duly executed the Regulation S Compliance Affidavit attached hereto as Schedule “A” (if applicable)’

11. Loan to Company. Until such time as the Shares are issued, the funds advanced to the Company shall be considered as a loan by me to the Company, which loan will not bear interest. Such loan is repayable either:

(a)
by delivery by the Company of the Shares subscribed for, such delivery to be effective by the Company making a certificate or certificates representing the Shares available at the office of the transfer agent of the Company; or

(b)	upon demand by me on the date which is fourty-eight (48) months from the date of advancement of the funds to The Company by me.

The funds so loaned to the Company may be used by it in its sole discretion and such indebtedness will be settled in full upon delivery of the Shares subscribed for or repayment of the funds by the Company upon demand by me as set out above;

12. Subdivision or Consolidation of Shares

In the event:

(a)
of any subdivision, redivision or change of the shares of the Company into a greater number of shares, at any time prior to the issuance of the Shares issuable hereunder, the Company shall deliver on any share issuance thereafter, such additional number of shares as would have resulted from the subdivision, redivision or change if the Shares had been issued prior to the date of the subdivision, redivision or change; or

(b)
any consolidation or change of the shares of the Company into a lesser number of shares, at any time prior to the issuance of the Shares issuable hereunder, the number of shares deliverable by the Company on any issuance thereafter shall be reduced to such number of shares as would have resulted from the consolidation or change if the Shares had been issued prior to the date of the consolidation or change.

13. Miscellaneous.

(a)	This Agreement shall be governed by a construed in accordance with the laws of Hong Kong.

(b)	The provisions of this Agreement may not be modified or waived except as agreed between both parties in writing.

(c)	The headings contained in this Agreement are for convenient reference only, and they shall not limit or otherwise affect the interpretation of any term or provision hereof.

(e)
if any one or more of the provisions contained in this subscription should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

I hereby execute this Subscription Agreement as of the date shown below (the “Effective Date”) and hereby deliver to the Company the consideration required hereunder.

Social Security or Tax I.D. No.:	___________________________________________________

Place of Residence:	___________________________________________________
___________________________________________________
___________________________________________________

Mailing Address:

Subscription Date:	___________________________________________________

Consideration Tendered:
___________________________________________________

Name of Investor Signature	Signature
(Printed or Typed)

ACCEPTED AND AGREED TO as of the Effective Date set forth above:

INTERACTIVE MULTI-MEDIA AUCTION CORPORATION

By:
Authorized Officer